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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAMSON & SESSIONS REVISES EARNINGS ESTIMATE, REAFFIRMS SALES GROWTH EXPECTATIONS FOR FOURTH QUARTER 2003

- REVISED ESTIMATE OF 2 TO 4 CENTS PER DILUTED SHARE PRIMARILY REFLECTS DIFFICULT MARKET CONDITIONS
- IMPROVED OPERATING CASH FLOW WILL LOWER BANK DEBT
- COMPANY FACES POTENTIAL CONTINGENT LIABILITY FROM FORMER SUBSIDIARY
- FOR 2004, COMPANY EXPECTS SALES GROWTH OF 6 TO 8 PERCENT AND DILUTED EARNINGS PER SHARE TO INCREASE BY 25 PERCENT TO 34 TO 38 CENTS

         CLEVELAND, Ohio, December 31, 2003 - Lamson & Sessions (NYSE:LMS) announced today that it has reduced its fourth quarter earnings guidance to a range of 2 to 4 cents per diluted share, from the previous estimate of 10 to 12 cents per diluted share. This revision does not include the potential impact of a contingent retiree health care liability with respect to a business sold in 1988. In line with the prior guidance, net sales are still expected to rise nearly 8 percent in the fourth quarter of 2003.

         The primary reason for the reduced earnings estimate is due to intense price competition that has reduced margins in the Company's PVC Pipe business segment. Weather conditions also have exacerbated seasonally lower demand in the commercial construction market, which has led to longer and more extensive plant shutdowns during the final weeks of the year.

         "Our previous earnings estimate for the fourth quarter was based on a continuation of the market improvements that we were experiencing in October. Unfortunately, those improvements have eroded," said John B. Schulze, Chairman, President and Chief Executive Officer.

         "In addition, as a result of our relocation of raw material blending facilities from Texas to plants in Pennsylvania and California, the Company recorded inventory shrinkage that will reduce earnings by 2 cents per diluted share in the fourth quarter of 2003," Schulze added. "While we are disappointed to incur this charge, we strongly believe that the relocation of our


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blending facilities will enhance our PVC Pipe business by reducing inventory investment and exposure to volatile PVC resin cost cycles."

         James J. Abel, Executive Vice President and Chief Financial Officer, said, "Our balance sheet has continued to improve in the fourth quarter as our inventory turns approached 8 times. In addition, our operating cash flow has strengthened, which will result in lower bank debt than we've experienced in over three years."

         The Company also advised that earnings and shareholders' equity could be materially reduced, in either the fourth quarter of 2003 or in 2004, by developments with respect to a contingent liability for a business sold by a subsidiary in 1988. The Company has been advised by YSD Industries, Inc. ("YSD"), which acquired that business, that YSD is experiencing financial problems which threaten YSD's ability to continue in business. If YSD is unable to continue in business or files for protection under the bankruptcy laws, Lamson & Sessions will become obligated to pay a portion of the cost of retiree medical benefits for certain employees of the business and certain dependents. If such payments are required, the Company will reflect the obligation on its financial statements as an additional liability. The amount of such obligation may range from $4 million to $5 million, without considering the impact of any mitigating factors which may reduce the impact of this charge.

         In considering its outlook for 2004, the Company anticipates net sales growth of 6 to 8 percent, as increased demand begins to return to the commercial, industrial and telecom construction markets, particularly in the second half of the year. Earnings should strengthen as margins improve, especially in its PVC Pipe and Carlon business segments. Diluted earnings per share, excluding any effect from the aforementioned contingent liability, could increase at least 25 percent to a range of 34 to 38 cents. Further discussion of the Company's expectations for 2004 will be included in the fourth quarter earnings webcast, which is expected to occur in late January 2004.

         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its


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customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (iv) the continued availability and reasonable terms of bank financing, and (v) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557


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